    As filed with the Securities and Exchange Commission on February 1, 2000

                                                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 EARTHWEB INC.
             (Exact Name of Registrant as Specified in its Charter)

                Delaware                               13-3899472
    (State of other jurisdiction of     (I.R.S. Employer Identification Number)
     incorporation or organization)

                                 3 Park Avenue
                            New York, New York 10016
                                 (212) 725-6550
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Jack D. Hidary
                     President and Chief Executive Officer
                                 EarthWeb Inc.
                                 3 Park Avenue
                            New York, New York 10016
                                 (212) 725-6550
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                With Copies to:

                             John R. Hempill, Esq.
                            Morrison & Foerster LLP
                          1290 Avenue of the Americas
                         New York, New York 10104-0050
                                 (212) 468-8000
                                ---------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        Calculation of Registration Fee
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               Proposed
                                                  Proposed      Maximum
                                     Amount       Maximum      Aggregate
     Title of each Class of           to be    Offering Price  Offering      Amount of
   Securities to be Registered     Registered   Per Share(1)   Price(1)   Registration Fee
------------------------------------------------------------------------------------------
 7% Convertible Subordinated Notes
  due 2005                         $75,000,000      100%      $75,000,000     $19,800
------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per
  share                                (2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(2) An indeterminate number of shares of common stock issuable upon conversion of the Convertible Subordinated Notes registered hereby. Pursuant to Rule 457(i) under the Securities Act, no registration fee is required for these shares.

  The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any State.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION--FEBRUARY 1, 2000

PROSPECTUS
                                  $75,000,000
                                    [LOGO]
                                   EARTHWEB
                   7% Convertible Subordinated Notes due 2005
        and Shares of Common Stock Issuable Upon Conversion of the Notes

                                  -----------

  Holders of our 7% Convertible Subordinated Notes due 2005 may offer for sale the notes and the shares of our common stock into which the notes are convertible at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

  The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of $39.10 per share, which is equal to a conversion rate of
25.5754 shares per $1,000 principal amount of notes, subject to adjustment. On January 31, 2000 the last sale price of the common stock on the NASDAQ National Market was $32 7/8 per share.

  We will pay interest on the notes on January 25 and July 25 of each year, beginning July 25, 2000. The notes will mature on January 25, 2005. We may redeem some or all of the notes at any time before January 25, 2003 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. We will make an additional payment in cash with respect to the notes called for provisional redemption in an amount equal to $130.43 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes before the call for redemption. We may redeem some or all of the notes at any time after January 25, 2003 at the redemption prices described in this offering memorandum.

  The notes are unsecured and subordinated to our existing and future senior indebtedness. In addition, the notes effectively rank junior to our subsidiaries' liabilities.

  We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("Portal") market of the National Association of Securities Dealers, Inc. The notes are [not] expected to remain eligible for trading on the Portal system and a trading market may not develop for the notes. Our common stock is traded on the NASDAQ National Market under the symbol "EWBX."

  We will not receive any proceeds from the sale of the notes and the common stock into which the notes are convertible by the selling holders. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the notes and the common stock.

  Investing in the notes or the common stock into which the notes are convertible involves risks that are described in the "Risk Factors" section beginning on page 3 of this prospectus.

  These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

February   , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Earthweb...................................................................   1
Risk Factors...............................................................   3
Forward-Looking Statements.................................................  15
Ratio of Earnings to Fixed Charges.........................................  16
Use of Proceeds............................................................  16
Price Range of Common Stock................................................  16
Dividend Policy............................................................  16
Selling Securityholders....................................................  17
Description of Notes.......................................................  18
United States Federal Income Tax Considerations............................  34
Plan of Distribution.......................................................  37
Legal Matters..............................................................  38
Experts....................................................................  38
Where You Can Find More Information........................................  39

                               ----------------

  You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and the information we previously filed with the Securities and Exchange Commission and incorporated by reference herein is accurate as of the date filed. Our business, financial condition, results of operations and prospects may have changed since that date.


                               ----------------

  EarthWeb SM is our registered service mark. All other service marks, trademarks or trade names we refer to in this offering memorandum are the property of their respective owners.

                               ----------------

  Unless otherwise indicated, all references to "EarthWeb," "we," "our" and "us" for the period prior to October 25, 1996 are to EarthWeb Inc.'s predecessors and, for later periods, refer to EarthWeb Inc. and, subsequent to their acquisition or formation, its subsidiaries, including EW Career Solutions, Inc. (f/k/a D&L Online, Inc., which owns the dice.com job board) and EW Subscription Services Inc. (f/k/a MicroHouse International, Inc.).

                                    EARTHWEB

  EarthWeb is the leading business portal for the global IT industry. We offer a central portal serving each of the major vertical markets in the IT industry, including enterprise management, networking and telecommunications, software and internet development, and hardware and systems. Our network serves various constituents of the IT industry across vertical segments, including:

   . IT managers                .Recruiters/HR Managers  .Hardware manufacturers
   . Programmers and engineers  .Corporate IT purchasers .Value-added resellers
   . Network managers           .Software publishers     .IT services firms

  As a global intermediary for the IT industry, we are positioned as the trusted third party platform offering an integrated environment where various industry constituents can share information, manage their careers, recruit personnel, and buy and sell products and services. We believe that we offer the most in-depth content and comprehensive range of business-to-business and business-to-professional services for the IT industry. We believe our network has captured a critical mass of IT decision makers and professionals with attractive demographics who collectively command significant spending power.

  We derive revenue from advertising, including paid job listings and banners and sponsorships, sales of and subscriptions to our information products and services, as well as a variety of commerce offerings. Our business has grown substantially as measured by revenues, customers and the breadth of our content:

  . For the nine months ended September 30, 1999, revenues increased to $21.7 million on a pro forma basis to account for certain acquisitions, compared to $10.0 million, on the same pro forma basis, for the identical period in 1998.

  . We have increased our paid job listing customer base to over 3,600 customers as of September 30, 1999 from approximately 2,000 as of December 31, 1998. Current paid job listing customers include Bank of America, Yahoo!, Cisco Systems, Manpower Technical, General Motors and MCI.

  . We have increased our advertising banner and sponsorship customer base to over 300 customers as of September 30, 1999 from approximately 175 as of December 31, 1998. Our banner and sponsorship customer base includes IBM, Microsoft, MCI, Nortel, Sun Microsystems, Oracle and MBNA. In addition, we have been able to sell advertising space at rates that are higher than the average rates charged by online services aimed at more general audiences.

  . We have substantially increased our base of subscriber customers to approximately 17,000 as of September 30, 1999 from approximately 12,000 as of March 31, 1999. Corporate subscription customers include CBS, Boeing, Prudential, IBM, Cisco Systems and the United States Patent and Trademark Office.

To support our growth, we have increased our sales organization to approximately 50 people as of September 30, 1999, from 26 people as of December 31, 1998.

  EarthWeb's business portal addresses the needs of the various constituents of the IT industry for content, career management and recruiting, commerce and community.

  . Content. Our extensive database of content, including full-text reference books, training materials and tutorials, technical articles, source code libraries and product surveys, enables IT professionals to solve challenging technical problems and make informed purchase decisions.

  . Career Management and Recruiting. We believe that we are the leading online job board for the IT industry. In addition, we provide a comprehensive set of career and professional development online services, including skill assessment tools, certification guides and training materials.

  . Commerce. We provide an online marketplace where vendors can promote and advertise their goods and services, and purchasers can identify, evaluate and buy the products and services that meet their needs.

  . Community. We provide a forum in which users can contribute material and communicate with each other. Users are encouraged to submit source code, object code, development tools and other materials that are then archived in our directories.

                             Our Market Opportunity

  As a business portal for the IT industry, we believe we are positioned to participate in the growth of the online business-to-business sector. Forrester Research forecasts that the growth of the online business-to-business sector will outpace the growth of the business-to-consumer sector, with business-to-business commerce expected to reach $1.5 trillion by 2003 in the United States alone, a figure fourteen times the estimate for United States business-to-consumer commerce for the same period.

  Businesses and other organizations increasingly depend on Information Technology for the successful implementation of their business strategies. This expanded role of technology has continued to fuel the growth in the worldwide market for IT products and services. International Data Corporation forecasts that the worldwide market for IT products and services will grow from approximately $800 billion in 1998 to over $1.0 trillion in 2001. We believe that our targeted market of business services within the IT industry, including reference materials, recruiting, training and advertising, represented an annual market opportunity of $40 billion in 1999, and is expected to grow to $63 billion by 2003. We believe that a significant portion of this market is currently migrating online, and that we are uniquely positioned to benefit from this trend.

                                  Our Strategy

  We seek to strengthen our position as the leading business portal for the global IT industry by:
  .  broadening and enhancing business-services for the IT industry;
  .  promoting EarthWeb and our other brands;
  .  cultivating multiple revenue streams;
  .  pursuing strategic acquisitions and investments; and
  .  expanding internationally.

                              Recent Developments

  On January 13, 2000, we signed a definitive agreement to acquire MeasureUp, Inc., a privately held company that is a leader in online certification preparation and assessment solutions for the IT industry. MeasureUp provides online certification preparation for Microsoft, A+, Novell and Cisco. We also agreed to acquire CCPrep and NetCerts, Inc., both of which offer online certification preparation products and services designed for IT professionals seeking Cisco certification. In aggregate, the companies recorded approximately $1 million in revenues (unaudited) for the nine months ended September 30, 1999.

  The capabilities provided by these companies broaden the array of integrated career management services which we currently offer to IT professionals and corporate clients. The focus on certification preparation and assessment is intended as a strategic complement to the career management products and services offered through our dice.com and gocertify.com.

  The aggregate consideration for the acquisitions, in a combination of stock and cash, is expected to be an estimated $19 million with additional consideration of up to approximately $10 million to be paid based upon future performance over a three-year period. The majority of the proposed aggregate consideration relates to the proposed acquisition of MeasureUp. The transactions are expected to close during the first quarter of 2000, subject to the satisfaction of the conditions to closing set forth in each agreement, and total consideration is subject to closing and post-closing adjustments. Each acquisition will be accounted for using the purchase method of accounting.

  Our principal executive office is located at 3 Park Avenue, New York, New York 10016, and our telephone number is (212) 725-6550. Our corporate Web site addresses include http://www.earthweb.com and http://www.ewbx.com. Information contained on our Web sites is not part of this prospectus.

                                  RISK FACTORS

  An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus before making an investment decision.

RISKS PARTICULAR TO EARTHWEB

You cannot predict our future success based on our limited operating history

  Although we commenced operations in October 1994, we did not begin our business of providing online services to IT professionals until October 1995, and only recently broadened our online services to address the needs of other constituents of the IT industry. We did not begin generating advertising revenues until June 1996. The limited amount of information about us makes it difficult for you to predict whether we will be successful.

  We compete in the relatively new markets for Internet services and products. Thus, you should also evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business in a relatively new and unproven market, many of which may be beyond our control. Some of the risks that we face are described in the following paragraphs. Our failure to address these risks could have a material adverse effect on our business, results of operations and financial condition.

We have a history of losses and may need additional funds

  We had an accumulated deficit of $42.2 million at September 30, 1999. We have also experienced operating losses as well as net losses for all of the fiscal years during which we have operated. We expect that we will continue to operate at a loss for the foreseeable future. Although our revenues have increased in recent quarters, we cannot assure you that such growth will be maintained or increased in the future. You should not rely on our recent revenue growth as indicative of our future results of operations. We cannot predict with accuracy our future results of operations and believe that any period-to-period comparisons of our results of operations are not meaningful.

  We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and extend our online services. In the future, we may not generate sufficient revenues to pay for all of these operating or other expenses. If we fail to generate sufficient cash to pay these expenses, we will need to identify other sources of financing. We may not be able to borrow money or issue more shares of common stock or other securities to meet our cash needs, and even if we can complete such transactions, the terms may seem unfavorable to us.

We compete in a highly competitive developing market without certainty of future growth

  The market for our online services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced services is uncertain and we cannot accurately predict the future growth, if any, and size of this market. The market for our online services may not continue to develop or become sustainable. If use of our online services fails to grow, our ability to establish other online services would be materially adversely affected. In addition, we may not be successful in our business strategy of extending our online services model to additional segments of the IT industry.

  We compete with other companies that direct portions of their Web sites towards certain segments or sub-segments of the IT industry. Some of our competitors include:

  .  Ziff-Davis (DevHead)

  .  CNET (builder.com and activex.com)

  .  United News (cmpnet)

  .  Internet.com (webdeveloper.com)

  .  Lycos (Wired Digital's Webmonkey)

  .  IDG (Javaworld)

  .  Hotjobs.com

  .  Headhunter.net

  .  Monster.com

  In addition, we compete for advertising revenues with general interest portal and destination sites, as well as traditional media. Our competitors for sales of products are book, software and online retailers that sell products similar to ours. Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, they may be in a position to respond more quickly to new or emerging technologies and changes in customer requirements and to develop and promote their products and services more effectively. We may not be able to compete successfully against present or future competitors.

  There are relatively low barriers to entry in the online services market. We do not own any patented technology that precludes or inhibits competitors from entering the IT online market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, results of operations and financial condition.

Our future revenues are dependent on the adoption and effectiveness of the Internet as an advertising medium

  Our future success is highly dependent on an increase in the use of the Internet as an advertising medium. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and market acceptance for Internet advertising solutions is uncertain. Most of our current or potential advertising customers have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition could be materially adversely affected.

  There are currently no standards for the measurement of the effectiveness of Internet advertising and standard measurements may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept our or third-party measurements of advertisement delivery, and our customers may not accept any errors in such measurements. In addition, the accuracy of database information used to target advertisements is essential to the effectiveness of Internet advertising that may be developed in the future. The information in our database, like any database, may contain inaccuracies that our customers may not accept.

  If advertisers determine that banner advertising is an ineffective or unattractive advertising medium, we may not be able to maintain our revenues with other forms of advertising that we offer. Also, "filter" software programs limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our business, results of operations and financial condition, would be materially adversely affected by Web users' widespread adoption of such software.

We rely heavily on advertising revenues

  To date, substantially all of our revenues are derived from paid job listings, banner advertisements and sponsorships. We rely primarily on our in-house advertising sales force for domestic advertising sales. Our success depends, in part, on hiring, retaining, managing, training and motivating our sales force. If a significant portion of our advertising sales force leaves, we may not be able to compete for or retain advertisers and we may not be able to sustain or increase our current advertising sales level. The reduction in the amount of revenue from advertising sales could have a material adverse effect on our business, results of operations and financial condition.

  In addition, the competition in the sale of advertising on the Internet, including competition from Internet portals and other high-traffic sites is intense. This competition has resulted in a wide range of rates quoted by different vendors for a variety of advertising services. As a result, we cannot accurately predict the future levels of Internet advertising revenues that we will realize. The prices for Internet advertising may also be affected by competition among current and future suppliers of Internet navigational services or Web sites and advertising networks. This, together with competition with other traditional media for advertising placements, could result in significant price competition, reduced pricing for Internet advertising and reductions in our advertising revenues.

We engage in barter transactions, which do not generate cash revenue

  We engage in barter transactions, which reduce cash expenditures in marketing and other areas, and leverage our advertising inventory. For the quarter and nine months ending September 30, 1999, revenues from barter transactions represented less than 10% and 11% of revenues, respectively. During 1998, revenues from barter transactions represented approximately 25% of revenues and less than 10% of revenues on a pro forma basis after giving effect to the acquisition of dice.com. Barter revenues may continue to represent a portion of our total revenues in future periods.

We must continue to maintain and develop our reputation and brand recognition

  We believe that establishing and maintaining the identity of our several brands is critical in attracting and expanding our audience, and that the importance of brand recognition will increase due to the growing number of Internet online services. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality online services. If users do not perceive our existing online services to be of high quality, or if we introduce new online services or enter into new business ventures that are not favorably received by users, the uniqueness of our brands could be diminished and the attractiveness of our audiences to advertisers could be reduced. We may also find it necessary to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among users. If we (1) cannot provide high quality online services, (2) fail to promote and maintain our brands, or (3) incur excessive expenses in an attempt to improve our online services or promote and maintain our brands, our business, results of operations and financial condition could be materially adversely affected.

We must retain key executives and personnel

  Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management. We have employment agreements, which include non-compete provisions, with members of senior management. However, these key personnel and others may leave us or compete with us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, we have not purchased key person life insurance on all members of our senior management.

  Our future success also depends upon our continuing ability to identify, attract, hire and retain highly qualified personnel. There is currently a shortage of qualified personnel in the online services market, and this shortage is likely to continue. We compete intensely for qualified personnel with other companies. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could be materially adversely affected.

Our continued future growth may strain our resources

  A key part of our strategy is to grow, which may strain our managerial, operational and financial resources. To manage recent acquisitions and future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be successful in managing our growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to consummate potential acquisitions or integrate the operations of companies we acquire

  Our strategy includes the acquisition of assets of online service providers that enhance our current services. As part of this strategy, during 1999 we acquired both dice.com and MicroHouse, as well as the businesses of GoCertify and The Perl Journal, among others. Our continued growth will depend in part on our ability to continue to identify suitable acquisition candidates and to acquire them on appropriate terms. In addition, the anticipated results of any acquisitions may not be realized. Some of the risks that we may encounter in acquiring other companies include the following:

  . expenses, delays and difficulties of integrating the acquired company into our existing organization;

  .   potential disruption of our ongoing business;

  .   diversion of management's attention;

  .   the amortization of the acquired company's intangible assets;

  . impact on our financial condition due to the timing of the acquisition;

  .   failure to retain key personnel;

  . difficulties of integrating the personnel and cultures of the acquired company into our organization; and

  .   potential legal liabilities.

  If any of these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

We rely on a number of content providers

  Our success depends upon our ability to provide a wide range of in-depth content. The markets for our online services are characterized by rapidly changing technology, emerging industry standards and the rapidly changing needs of our audience. We rely on a number of publishers of technical materials, our vendors and the users of our online services for the continuing provision of up-to-date content. No single content provider is material to our operations. However, publishers of technical materials with which we currently have a relationship, our current vendors or the current users of our online services may not continue to provide us with a similar flow of content or may not continue to do so on the same terms and conditions. If the flow of content for our online services decreases either in terms of quality or quantity, or ceases completely, our business, results of operations and financial condition could be materially adversely affected.

We rely on a number of strategic alliances

  We rely on strategic alliances with Sun Microsystems, CMP Media, Ziff-Davis, Macmillan, Fair Market, beyond.com and fatbrain.com, among others, to attract users and paid advertising to our online services. These relationships may not continue or we may not be able to develop any additional third party alliances on acceptable commercial terms. No one of these strategic alliances is individually material to our operations. However, our inability to maintain current strategic relationships generally or develop new strategic relationships could have a material adverse effect on our business, results of operations and financial condition.

Our quarterly results may fluctuate significantly

  Because of our limited operating history, we plan our expenses based in part upon our expectations concerning future revenue. Our expenses, to a large extent, are fixed. Our quarterly revenues and operating results depend substantially upon the advertising revenues we receive within that quarter, which are difficult to forecast accurately. The cancellation or deferral of a small number of advertising contracts could have a material adverse effect on our business, results of operations and financial condition. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall could have a material adverse effect on our business, results of operations and financial condition.

  Our quarterly results have historically been affected by variations in the following:

  .  the level of usage of the Internet;

  .  demand for Internet advertising;

  .  the addition or loss of advertisers;

  .  the level of user traffic on our online services;

  .  economic conditions specific to the Internet industry; and

  .  online media and economic conditions generally.

  We also believe that our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. As a strategic response to this, we have and may continue to make pricing, service or marketing decisions. We also may consummate business combinations to reduce our exposure to seasonality. Any failure of one or more of these strategies could have a material adverse effect on our business, results of operations and financial condition.

We may have difficulty in expanding and managing our international operations

  A key part of our strategy is to develop our online services in international markets. To date, we have had limited experience in developing localized versions of our online services and in marketing and operating our online services internationally. We intend to enter into relationships with foreign business partners. If the international revenues are not adequate to offset our investments in international activities, our business, results of operations and financial condition could be materially and adversely affected.

  We may experience difficulty in managing international operations because of distance, as well as language and cultural differences. We and any of our future foreign business associates may not be able to successfully market and operate our online services in foreign markets. Furthermore, in light of substantial anticipated competition, we believe that it will be necessary to implement our business strategy quickly in international markets to obtain a significant share of the market. We cannot give you any assurance that we will be able to do so. Other risks that could affect our potential international operations include:

  .  fluctuations in currency exchange rates;

  .  difficulties arising from staffing and managing foreign operations;

  . unexpected changes in the legal and regulatory requirements of different countries;

  .  potential political and economic instability; and

  .  overlapping or differing tax laws.

  If any of these risks materialize, our domestic and international businesses, results of operations and financial condition could be materially adversely affected.

RISKS TYPICAL OF THE INTERNET INDUSTRY

Our success is tied to the continued growth in the use of the Internet and the adequacy of the Internet infrastructure

  Our future success is substantially dependent upon continued growth in the use of the Internet. The number of users and advertisers on the Internet may not increase and commerce over the Internet may not become more accepted and widespread for a number of reasons, including:

  . actual or perceived lack of security of information, including credit card numbers;

  .  lack of access and ease of use;

  .  congestion of traffic on the Internet;

  . inconsistent quality of service and lack of availability of cost-effective, high speed service;

  . possible disruptions due to computer viruses, ongoing Year 2000 difficulties or other damage to the Internet servers or to users' computers;

  .  excessive governmental regulation;

  .  uncertainty regarding intellectual property ownership; and

  .  lack of high-speed modems and other communications equipment.

  Published reports have also indicated that growth in the use of the Internet has resulted in users experiencing delays, transmission errors and other difficulties. As currently configured, the Internet may not support an increase in the number or requirements of our users. In addition, there have been outages and delays on the Internet as a result of damage to the current infrastructure. The amount of traffic on our online services could be materially affected if there are outages or delays in the future. The use of the Internet may also decline if there are delays in the development or adoption of modifications by third parties that are required to support increased levels of activity on the Internet. If none of the foregoing changes occur, or if the Internet does not become a viable commercial medium, our business, results of operations and financial condition could be materially adversely affected. In addition, even if those changes occur, we may be required to spend significant amounts to adapt our online services to any new or emerging technologies relating to the Internet.

Capacity constraints or systems failures could materially and adversely affect our business

  The performance of our online services is critical to:

  .  our reputation;

  .  our ability to attract advertisers to our services; and

  .  achieving market acceptance of our online services.

  Any system failure, including network, software or hardware failure, that causes interruption or an increase in response time of our online services could result in decreased usage of our services. If these failures are sustained or repeated, they could reduce the attractiveness of our online services to our users, vendors and advertisers. An increase in the volume of queries conducted through our online services could strain the capacity of the software or hardware we employ, which could lead to slower response time or system failures, that could adversely affect our advertising revenues. We also face technical challenges associated with higher levels of personalization and localization of content delivered to users of our online services. The process of managing advertising within our large, high traffic Internet online service is an increasingly important and complex task. We rely on both internal and licensed third party advertising, inventory management and analysis systems. We could incur so-called "make good" obligations to our advertising customers if an extended failure of our advertising system results in incorrect advertising insertions. By displacing advertising inventory, these obligations could defer advertising revenues and thereby have a material adverse effect on our business, results of operations and financial condition.

  Our operations are dependent in part upon our ability to protect our operating systems against:

  .  physical damage from acts of God;

  .  power loss;

  .  telecommunications failures;

  .  physical and electronic break-ins;

  .  computer viruses; and

  .  similar events.

  The occurrence of any of these events could result in interruptions, delays or cessations in service to users of our online services, which could have a material adverse effect on our business, results of operations and financial condition.

We may face liability for the services that we provide

  Because content made available by third parties may be downloaded by the online services operated or facilitated by us and may be subsequently distributed to others, there is a potential that claims will be asserted against us for defamation, negligence or personal injury, or based on other theories due to the nature of the content. These claims have been brought, and sometimes successfully asserted, against other online service providers. In addition, we could be exposed to liability with respect to the selection of listings that may be accessible through our online services or through content and materials that may be posted by users in our classifieds, bulletin board or chat room services. By providing hypertext links to Internet sites operated by other providers, third parties may attempt to assert claims or liability for wrongful actions by these other providers through these Internet sites. It is also possible that users could claim that we were responsible for losses incurred in reliance on information provided on our online services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to provide full indemnification. Any imposition of liability or legal defense expenses that are not covered by insurance or are in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition. Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

Misappropriation of our intellectual property could harm our reputation, affect our competitive position and cost us money

  We believe that our service marks and other proprietary rights are important to our success and competitive position. We have registered some of our service marks in the United States and abroad. We also limit access to and distribution of our proprietary information, as well as proprietary information licensed from third parties. Our management cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.

  Despite our efforts to protect our intellectual property, we face the following risks:

  . non-recognition or inadequate protection of our proprietary rights in various foreign countries;

  . undetected misappropriation of our proprietary information or materials;

  .  development of similar technologies by competitors;

  . unenforceability of the non-competition agreements entered into by our employees; and

  .  infringement claims, even if not meritorious.

  If any of these risks materialize, we could be required to pay significant amounts to defend our rights and our managerial resources could be diverted.

  Legal standards relating to the validity, enforceability and scope of protection of various intellectual property rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any intellectual property rights of ours or other companies within the IT industry. We generally enter into confidentiality agreements with our employees, consultants, vendors and customers, license agreements with third parties and generally seek to control access to and distribution of our technology, documentation and other proprietary information. We pursue the registration of our service marks in the United States and internationally. We have obtained United States service mark registrations for EarthWeb and its related logo and for developer.com (on the Supplemental Register), have been assigned Plugin Datamation, Datamation and Dice and have applied for the registration of additional service marks, including EarthWeb's ITKnowledge and the developer.com logo. Although we generally pursue the registration of our service marks and other intellectual property, we have copyrights, trademarks and/or service marks that have not been registered in the United States and/or other jurisdictions. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which our online services are distributed or made available through the Internet. The steps we have taken to protect our proprietary rights may not be adequate, and third parties could infringe or misappropriate our copyrights, service marks, trade dress and similar proprietary rights.

  We have licensed in the past, and expect to license in the future, various elements of our distinctive trademarks, service marks, trade dress, trade secrets and similar proprietary rights to third parties. While we attempt to ensure that the quality of our several brands is maintained by these licensees, no assurance can be given that these licensees will not take actions that could materially and adversely affect the value of proprietary rights or the reputation of our online services, either of which could have a material adverse effect on business, results of operations and financial condition. Also, we are aware that third parties have from time to time copied significant portions of developer.com directory listings for use in competitive Internet navigational tools and services, and we cannot guarantee that the distinctive elements of developer.com can be protected under copyright law.

We may be liable if third parties misappropriate our users' personal information

  If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

Our business is subject to U.S. and foreign government regulation of the Internet and taxation

  Congress and various state and local governments, as well as the European Union, have recently passed legislation that regulates various aspects of the Internet, including online content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state, local and foreign governmental organizations are also considering legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services and intellectual property ownership. A number of proposals have been made at the state and local level that would impose taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our future results of operations and financial condition.

  A law imposing a three-year moratorium on new taxes on Internet-based transactions was enacted by Congress in October 1998. This moratorium relates to new taxes on Internet access fees and state taxes on commerce that discriminate against out-of-state Web sites. Sales or use taxes imposed upon the sale of products or services over the Internet will not be affected by this moratorium. We have not yet been able to determine how we will be affected by this moratorium. To the extent that the moratorium provides a material benefit, its expiration after three years could have a material adverse effect on our financial condition and results of operations.

  Because these laws are relatively new and still in the process of being implemented, it is not known how courts will interpret both existing and new laws. Therefore, our management is uncertain as to how new laws or the application of existing laws will affect our business. Increased regulation of the Internet may reduce the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Accounting standards affecting the Internet industry are in flux

  We are aware of various proposals being discussed by the accounting profession and the Securities and Exchange Commission that would affect how Internet companies record revenue, account for barter transactions, reflect guarantees of hits in connection with advertising arrangements or accrue expenses and, in certain cases, how their customers account for transactions with Internet companies. While these discussions are still in a preliminary phase and we believe that none of the proposals we are aware of would materially adversely affect our financial position or results of operations in the event they are adopted, we cannot predict with certainty the timing or effect of the adoption of any of these proposed changes.

RISKS RELATING TO THE OFFERING

 Your right to receive payments on the notes is subordinated to all of our existing and future senior indebtedness and the notes are effectively subordinated to indebtedness of our subsidiaries

  The notes are unsecured obligations and subordinated in right of payment, as provided in the indenture under which they are issued, to the prior payment in full in cash or other payment satisfactory to holders of senior indebtedness of all of our existing and future senior indebtedness. Senior indebtedness is defined to include, among other things, all indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments. Senior indebtedness does not include indebtedness that is expressly junior in right of payment to the notes or ranks pari passu in right of payment to the notes. As of September 30, 1999, we had $15.1 million of senior indebtedness. The terms of the notes do not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of and interest on the notes will be subordinated to the extent provided in the indenture to the prior payment in full of all of our senior indebtedness, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

  The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors. If we ourselves are a creditor of that subsidiary, our claims would still be subordinate to any security interests in the assets of that subsidiary and any senior indebtedness of that subsidiary. As of September 30, 1999, our subsidiaries had an aggregate of approximately $12.3 million of liabilities to which the notes would be effectively subordinated.

We may not be able to satisfy a change in control offer

  The indenture governing the notes contains provisions that apply to a change in our control. If someone triggers a change in control as defined in the indenture, we must offer to purchase those notes with cash, or at our option with our common stock, subject to the terms and conditions of the indenture. If we have to make that offer, we cannot be sure that we will have enough funds or be able to issue enough common stock to pay for all the notes that the holders could tender.

We have substantially increased our indebtedness

  As a result of the sale of the notes, we have incurred $75.0 million of additional indebtedness, increasing our ratio of long-term debt to equity (expressed as a percentage) from approximately 10% to approximately 120% as of September 30, 1999, on a pro forma basis giving effect to the sale of the notes. Long-term debt excludes approximately $3.5 million of other long-term liabilities incurred primarily in connection with the acquisition of D&L Online. Our other indebtedness is principally comprised of notes payable. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could

  .  make it difficult for us to make payments on the notes;

  . make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

  . limit our flexibility in planning for, or reacting to changes in, our business; and

  .  make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the notes.

We may not be able to pay our debt and other obligations

  Our cash flow generated during the nine months ended September 30, 1999, if annualized, would have been insufficient to pay the amount of interest payable annually on the notes, and there can be no assurance that we will be able to pay interest and other amounts due on the notes as and when they become due and payable. Additionally, our earnings for the year ended December 31, 1995 through 1998 were insufficient to cover fixed charges during those same years consisting of pretax interest on indebtedness, amortization of debt exhausted and expense and rental expense. If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the notes or our other obligations, we would be in default under the terms thereof, which would permit the holders of the notes to accelerate the maturity of the notes and could also cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, there can be no assurance that we would be able to repay amounts due in respect of the notes if payment of the notes were to be accelerated following the occurrence of an event of default as defined in the indenture.

There is no public market for the notes and transfers of the notes will be restricted

  There has been no trading market for the notes. We have applied for the notes to be approved for trading on the PORTAL market. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to make a market in the notes. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

Any rating of the notes may cause their trading price to fall

  We believe that one or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower than expected rating or reduce their ratings in the future, the trading price of the notes could decline.

Our stock price, like that of other Internet companies, is volatile

  Our common stock began trading on the Nasdaq National Market on November 11, 1998 and its market price has been highly volatile. The price range for our common stock has ranged from a low of $25.38 to a high of $89 since it began trading on the Nasdaq National Market. In addition, the overall market for the equity securities issued by Internet-related companies has been volatile. This volatility may continue. Factors that may materially adversely affect the market price of our common stock include:

  .  variations in our financial results and earnings;

  .  failure to meet or exceed estimates by securities analysts;

  .  fluctuations in the stock prices of our competitors;

  .  any loss of key management;

  .  adverse regulatory actions or decisions;

  . announcements of extraordinary events, including material litigation or acquisitions or changes in pricing policies by us or our competitors;

  .  changes in the market for our online services; and

  .  general economic, political and market conditions.

Four of our directors or their affiliates own a significant percentage of our shares

  As of September 30, 1999, Warburg, Pincus Ventures, L.P., Jack D. Hidary and Murray Hidary (or their affiliates) owned 35.68% in the aggregate of the outstanding shares of common stock and individually owned the percentage set forth opposite their respective names below. Two of our directors are affiliated with Warburg, Pincus Ventures, L.P. and both Jack Hidary and Murray Hidary are directors and officers of EarthWeb.

      Warburg, Pincus Ventures, L.P...................................... 18.62%
      Jack D. Hidary.....................................................  8.55%
      Murray Hidary......................................................  8.50%

  If all the notes had been converted into shares of common stock immediately after the original issuance of the notes, the aggregate percentage of shares of common stock that Warburg, Pincus Ventures, L.P., Jack D. Hidary and Murray Hidary (or their affiliates) own would have decreased to 29.8%. If the stockholders listed above choose to act or vote in concert, they will have the power to influence the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all of its assets. In addition, without the consent of these stockholders, we could be prevented from entering into potentially beneficial transactions. Conversely, third parties could be discouraged from making a tender offer or bid to acquire us at a price per share that is above the price at which the common stock trades on the Nasdaq National Market.

Substantial sales of our common stock could adversely affect our stock price

  In connection with our acquisitions of dice.com, MicroHouse and CodeGuru, we issued a significant number of shares of common stock. Of these shares 635,215 are being offered and sold from time to time under an effective registration statement by the holders of those shares. Those shareholders have agreed to restrict their sales of such shares of common stock to a limited number of shares per quarter. Certain of those shares are currently held under escrow arrangements and are not immediately resellable. However, in the event that all of those shares available for sale in any quarter are all sold on one day, such sales may have an adverse effect in the market price of our common stock.

Our charter documents could make it more difficult for a third party to acquire us

  Various provisions of our certificate of incorporation and by-laws are designed to discourage or prevent a third party from acquiring control of us. Our by-laws include restrictions on who may call a special meeting of stockholders, and either a majority of the board of directors or the holders of two-thirds of our outstanding capital stock, which are entitled to vote in the elections of the board of directors, must approve all amendments to our by-laws.

  Our certificate of incorporation authorizes the board of directors to issue up to 2,000,000 shares of "blank check" preferred stock. The board of directors will have the authority without action by our stockholders to fix the rights, privileges and preferences of, and to issue shares of this preferred stock. In addition, our certificate of incorporation provides that the board of directors will be divided into three classes with the directors serving staggered three-year terms. Only the holders of two-thirds of our outstanding capital stock that are entitled to vote in the elections of the board of directors can amend this provision.

                           FORWARD-LOOKING STATEMENTS

  This prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words like "believes," "expects," "may," "will," "should," "seeks," "pro forma," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under "Risk Factors" and elsewhere in this prospectus and documents incorporated by reference.

  We include information in this prospectus about (1) the worldwide market for information technology products and services, (2) the size of business-to-business Internet commerce, (3) the worldwide market for IT education and training and (4) the worldwide market for IT recruiting. This information is based on studies prepared by the Internet market research firms International Data Corporation and Forrester Research. These studies include projections based on a number of assumptions including:

  .  no catastrophic failure of the Internet;

  .  the continuing expansion of the worldwide economy;

  .  Internet security will be adequately addressed;

  . the number of people online and the total number of hours spent online will increase significantly over the next five years;

  . the use of the Internet will increase significantly in major foreign countries and some of these foreign countries will adopt the U.S. style of advertising on the Internet;

  . media advertising will continue to grow in all categories and online advertising will comprise an increased percentage of all media advertising;

  . the value of online advertising dollars spent per online user hour will increase;

  .  non-technology industry Internet advertising will increase;

  .  the download speed of content will increase dramatically; and

  . a proliferation of Internet access devices other than the PC (for example, PC/television sets).

  If any one or more of these assumptions are incorrect, the projections based on these assumptions may be materially different from actual results. Internet-related markets and products may not grow over the next three to four years at the rates projected by International Data Corporation or Forrester Research, or at all. If Internet-related markets or products do not grow at the assumed projected rates, our business, results of operations and financial condition could be materially and adversely affected.

                       RATIO OF EARNINGS TO FIXED CHARGES

  We present below the deficiency of our earnings to fixed charges on a historical basis for the years ended December 31, 1995 through 1998 and for the nine months ended September 30, 1999. For purposes of computing the ratio of earnings to fixed charges: (1) earnings consist of pretax income (loss) from continuing operations, and (2) fixed charges consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that we believe to be representative of interest.

                                 Year Ended December 31,    Nine Months Ended
                              -----------------------------   September 30,
                              1995   1996    1997    1998         1999
                              ----- ------- ------- ------- -----------------
                                              (in thousands)
Deficiency of earnings
 available to cover fixed
 charges..................... (640) (2,046) (7,821) (8,970)     (24,938)

                                USE OF PROCEEDS

  We will not receive any of the proceeds from the sale of the notes or the common stock issuable upon conversion thereof by the selling securityholders.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been quoted on the Nasdaq National Market under the symbol "EWBX" since November 11, 1998. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of the common stock as reported on the Nasdaq National Market:

                                                                   High   Low
                                                                  ------ ------
Year Ended December 31, 1998
Fourth Quarter (from November 11)................................ $69.25 $33.00

Year Ended December 31, 1999
First Quarter.................................................... $54.81 $35.50
Second Quarter................................................... $77.63 $26.19
Third Quarter.................................................... $49.25 $32.88
Fourth Quarter................................................... $51.88 $30.25

Year Ending December 31, 2000
First Quarter (through January 31)............................... $50.13 $32.63

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any future determination of the payment of dividends will be made at the discretion of the board of directors based upon various conditions, including our earnings, financial condition and capital requirements as well as the economic and other conditions that the board of directors may deem relevant.

                            SELLING SECURITYHOLDERS

  The notes were originally issued by us in a private placement on January 25, 2000. The notes may thereafter have been sold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

  The selling securityholders may offer and sell the notes or the common stock into which the notes are convertible from time to time to purchasers directly, or through underwriters, brokers, dealers or agents, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

  The following table sets forth information, as of January 25, 2000, with respect to the selling securityholders and the respective principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Because the selling securityholders may offer all or some portion of their securities, no estimate can currently be given as to the number of shares that will be held by any selling securityholders upon termination of such sales. In addition, selling securityholders may have disposed of, or may dispose of, all or a portion of their securities in transactions exempt from the requirements of the Securities Act.

                 Principal Amount of    Common Stock Owned
               Notes Beneficially Owned    Prior to the        Common Stock
     Name         and Offered Hereby     Offering (1)(2)   Offered Hereby(1)(2)
     ----      ------------------------ ------------------ -------------------
                     $
                     -----------            ---------           ---------
    Total.....       $75,000,000            1,918,157           1,918,157
                     ===========

----------------
  (1) Assumes a conversion price of $39.10 per share and a cash payment in lieu of any fractional interest.

  (2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $39.10 per share.

  Other than as may be stated in any prospectus supplement, none of the selling securityholders has had any material relationship with us or our affiliates within the past three years. All of the notes were "restricted securities" under the Securities Act prior to this registration.

  The selling holders have represented or will represent to us that they purchased the notes for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. We agreed to file the registration statement of which this prospectus is part to register the resale of the notes and the shares of common stock issuable upon conversion of the notes. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of the sale of all the transfer restricted securities pursuant to the shelf registration statement or two years after the latest date of original issuance.

                              DESCRIPTION OF NOTES

  The notes have been issued under the indenture (the "Indenture") between us and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). Copies of the Indenture, including the form of notes, and registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

  We have summarized portions of the Indenture below. This summary is not complete. We urge you to read the Indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given them in the Indenture. In this section, "EarthWeb", "we", "our" and "us" each refers only to EarthWeb Inc. and not to any of its subsidiaries.

General

  The notes are unsecured, subordinated obligations of EarthWeb in an aggregate principal amount of $75,000,000 and will mature on January 25, 2005. The principal amount of each note is $1,000 and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York.

  The notes bear interest at the rate of 7% per annum on the principal amount from the date of issuance of the notes, or from the most recent date to which interest has been paid or provided for until the notes are paid in full, converted or funds are made available for payment in full of the notes in accordance with the Indenture. Interest will be payable at the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) and semiannually on January 25 and July 25 of each year (each an "Interest Payment Date"), commencing on July 25, 2000, to holders of record at the close of business on the January 10 and July 10 (whether or not a business day) immediately preceding each Interest Payment Date (each a "Regular Record Date"). Each payment of interest on the notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

  In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a note, interest will cease to accrue on that note under the terms and subject to the conditions of the Indenture. We may not reissue a note that has matured or been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of that note.

  You may present the notes for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. Each of these agents will initially be the Trustee.

  The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (defined below) or the issuance or repurchase of securities by us. The Indenture contains no covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under "--Change in Control Permits Purchase of Notes at the Option of the Holder."

Subordination

  The notes are unsecured obligations and subordinated in right of payment, as provided in the Indenture, to the prior payment in full in cash or other payment satisfactory to holders of Senior Indebtedness of all our existing and future Senior Indebtedness.

  At September 30, 1999, we had $15.1 million of Senior Indebtedness outstanding. The Indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

  The term "Senior Indebtedness" means that the principal, premium, if any, interest (including all interest accrued subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all our Indebtedness (defined below), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing, except for:

  .any such Indebtedness that is by its terms subordinated to or ranking equal with the notes; and

  . any Indebtedness between or among us or any of our subsidiaries, a majority of the voting stock of which we directly or indirectly own, or any of our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of any trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle used by us in connection with the issuance by that financing vehicle of preferred securities or other securities that rank equal with, or junior to, the notes.

  The term "Indebtedness" means, with respect to any person:

  . all indebtedness, obligations and other liabilities, contingent or otherwise, of that person for borrowed money (including obligations of that person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of that person or only to a portion thereof), other than any account payable or other accrued current liability or obligation, in each case incurred in the ordinary course of business in connection with the obtaining of materials or services;

  . all reimbursement obligations and other liabilities, contingent or otherwise, of that person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions;

  . all obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property;

  . all obligations and liabilities, contingent or otherwise, in respect of leases of that person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of that person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement, in connection with the lease of real property that provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of that person under that lease or related document to purchase or to cause a third party to purchase that leased property;

  . all obligations of that person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  . all direct or indirect guarantees or similar agreements by that person in respect of, and obligations or liabilities, contingent or otherwise, of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in the above clauses;

  . any indebtedness, or other obligations described in the above clauses secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by that person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by that person; and

  . any and all deferrals, renewals, extensions, refinancings, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in the above clauses.

  Any Senior Indebtedness will continue to be Senior Indebtedness and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

  By reason of the application of the subordination provisions, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of our assets:

  . the holders of the notes are required to pay over their share of that distribution to the trustee in bankruptcy, receiver or other person distributing our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full in cash or other payment satisfactory to the holders of Senior Indebtedness; and

  . our unsecured creditors may recover less, ratably, than holders of our Senior Indebtedness, and may recover more, ratably, than the holders of notes.

  In addition, we may not pay the principal amount, the Change in Control Purchase Price (defined below), any redemption amounts or interest with respect to any notes, and we may not acquire any notes for cash or property, except as provided in the Indenture, if:

  . any payment default on any Senior Indebtedness has occurred and is continuing beyond any applicable grace period or

  . any default, other than a payment default, with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of that Senior Indebtedness and that default is either the subject of judicial proceedings or we receive a written notice of that default (a "Senior Indebtedness Default Notice").

  Notwithstanding the foregoing, payments with respect to the notes may resume and we may acquire notes for cash when:

  . the default with respect to the Senior Indebtedness is cured or waived or ceases to exist or

  . in the case of a Senior Indebtedness Default Notice, 179 or more days pass after notice of the default is received by us, provided that the terms of the Indenture otherwise permit the payment or acquisition of the notes at that time.

  If we receive a Senior Indebtedness Default Notice, then a similar notice received within nine months after receiving that Senior Indebtedness Default Notice relating to the same default on the same issue or Senior Indebtedness will not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment may be made on the notes if any notes are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default until the earlier of:

  . 120 days after the date of acceleration of the maturity of that Senior Indebtedness or

  .  the payment in full of all Senior Indebtedness

but only if payment on the notes is then otherwise permitted under the terms of the Indenture.

  Upon any payment or distribution of our assets to creditors upon any of our dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of Senior Indebtedness, of all amounts due or to become due on the Senior Indebtedness, or payment of those amounts must have been provided for, before the holders of the notes will be entitled to receive any payment or distribution with respect to any notes.

  The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any rights of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be subject to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any securities interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As of September 30, 1999, our subsidiaries had an aggregate of approximately $12.3 million of liabilities to which the notes would be effectively subordinated.

Conversion Rights

  A holder of a note is entitled to convert it into shares of common stock at any time on or prior to maturity, provided, that if a note is called for redemption, the holder is entitled to convert it at any time before the close of business on the last business day prior to the redemption date. A note in respect of which a holder has delivered a Change in Control Purchase Notice (as defined below) exercising that holder's option to require us to purchase that holder's note, may be converted only if the Change in Control Purchase Notice is withdrawn by a written notice of withdrawal delivered by the holder to the Paying Agent prior to the close of business on the Change in Control Purchase Date, in accordance with the terms of the Indenture.

  The initial conversion price for the notes is $39.10 per share of common stock, which is equal to a Conversion Rate of 25.5754 shares per $1,000 principal amount of notes. The Conversion Rate is subject to adjustment upon the occurrence of some events described below. A holder otherwise entitled to a fractional share of common stock will receive cash in an amount equal to the market value of that fractional share based on the closing sale price on the trading day immediately preceding the Conversion Date. A holder may convert a portion of that holder's notes so long as that portion is $1,000 principal amount or an integral multiple of $1,000.

  To convert a note, a holder must:

  . complete and manually sign the conversion notice on the back of the note, or complete and manually sign a facsimile of the note, and deliver the conversion notice to the Conversion agent, initially the Trustee, at the office maintained by the Conversion Agent for that purpose;

  .  surrender the note to the Conversion Agent;

  .  if required, furnish appropriate endorsements and transfer documents;
     and

  .  if required, pay all transfer or similar taxes.

  Under the Indenture, the date on which all of these requirements have been satisfied is the Conversion Date.

  Upon conversion of a note, except as provided below, a holder will not receive any cash payment representing accrued interest on the note. Our delivery to the holder of the fixed number of shares of common stock into which the note is convertible, together with any cash payment to be made instead of any fractional shares, will satisfy our obligation to pay the principal amount of the note, and the accrued and unpaid interest to the Conversion Date. Thus, the accrued but unpaid interest to the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an Event of Default described under "-- Events of Default" below. Notes surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on that Interest Payment Date, except notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest on the surrendered notes that the registered holder is to receive. Except where notes surrendered for conversion must be accompanied by payment as described above, no interest on converted notes will be payable by us on any Interest Payment Date subsequent to the date of conversion. The Conversion Rate will not be adjusted at any time during the term of the notes for accrued interest.

  A certificate for the number of full shares of common stock into which any note is converted, and any cash payment to be made instead of any fractional shares, will be delivered as soon as practicable, but in any event no later than the seventh business day following the Conversion Date. For a summary of the U.S. federal income tax treatment of a holder receiving common stock upon conversion, see "United States Federal Income Tax Considerations--Conversion of Notes."

  The Conversion Rate is subject to adjustment in some events, including:

  . the issuance of shares of our common stock as a dividend or a distribution with respect to common stock;

  .  some subdivisions and combinations of our common stock;

  . the issuance to all holders of common stock of rights or warrants entitling them, for a period not exceeding 45 days, to subscribe for shares of our common stock at less than the current market price as defined in the Indenture;

  . the distribution to holders of common stock of evidences of our indebtedness, securities or capital stock, cash or assets, including securities, but excluding common stock distributions covered above, those rights, warrants, dividends and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations resulting in a reclassification, conversion, exchange or cancellation of common stock covered in a Transaction adjustment described below;

  . the payment of dividends and other distributions on common stock paid exclusively in cash, if the aggregate amount of these dividends and other distributions, when taken together with:

    -- other all-cash distributions made within the preceding 12 months not triggering a Conversion Rate adjustment, and

    -- any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, exceeds 10% of our aggregate market capitalization on the date of the payment of those dividends and other distributions. The aggregate market capitalization is the product of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the applicable dividend multiplied by the number of shares of common stock then outstanding; and

  . payment to holders of common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or one of our subsidiaries for common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to a tender or exchange offer by us or one of our subsidiaries, which involves an aggregate consideration that, together with:

    -- any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for the common stock concluded within the preceding 12 months not triggering a Conversion Rate adjustment, and

    -- the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months not triggering a Conversion Rate adjustment,

    exceeds 10% of our aggregate market capitalization.

  However, adjustment is not necessary if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our Board of Directors determines to be fair and appropriate, or in some other cases specified in the Indenture. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase our securities applicable to one share of common stock distributed to stockholders exceeds the Average Sale Price (as defined in the Indenture) per share of common stock, or the Average Sale Price per share of common stock exceeds the fair market value of that portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the holder of a note upon conversion of the note will be entitled to receive, in addition to the shares of common stock into which that note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the distribution that the holder of that note would have received if that holder had converted that note immediately prior to the record date for determining the stockholders entitled to receive the distribution. The Indenture permits us to increase the Conversion Rate from time to time.

  In the event that we become a party to any transaction, including, and with some exceptions:

  .  any recapitalization or reclassification of the common stock;

  . any consolidation of us with, or merger of us into, any other Person, or any merger of another Person into us;

  .  any sale, transfer or lease of all or substantially all of our assets;
     or

  .  any compulsory share exchange

pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the above being referred to as a "Transaction"), then the holders of notes then outstanding will have the right to convert the notes only into the kind and amount of securities, cash or other property receivable upon the consummation of that Transaction by a holder of the number of shares of common stock issuable upon conversion of those notes immediately prior to that Transaction.

  In the case of a Transaction, each note will become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which the note was convertible immediately prior to that Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

  In the event of a taxable distribution to holders of common stock that results in an adjustment of the Conversion Rate, or in which holders otherwise participate, or in the event the Conversion Rate is increased at our discretion, the holders of the notes may, in some circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the Conversion Rate may result in a taxable dividend to holders of common stock. See "United States Federal Income Tax Considerations--Adjustments to Conversion Price."

Provisional Redemption

  We may redeem the notes, in whole or in part, at any time prior to January 25, 2003, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the provisional redemption date if (i) the closing price of our common stock has exceeded 150% of the conversion price then in effect (as determined based on the then effective Conversion Rate) for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the provisional redemption notice (which date shall be not less than 10 nor more than 20 trading days prior to the provisional redemption date) and (ii) the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective for the 30 days following the provisional redemption date.

  Upon any provisional redemption, we will make an additional payment in cash with respect to the notes called for redemption to holders on the notice date in an amount equal to $130.43 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes prior to the Notice Date. WE WILL BE OBLIGATED TO MAKE THIS ADDITIONAL PAYMENT ON ALL NOTES CALLED FOR PROVISIONAL REDEMPTION, INCLUDING ANY NOTES CONVERTED AFTER THE NOTICE DATE AND BEFORE THE PROVISIONAL REDEMPTION DATE.

Redemption of Notes At Our Option

  There is no sinking fund for the notes. On and after January 25, 2003, we will be entitled to redeem the notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of notes, unless a shorter notice is satisfactory to the Trustee, at the redemption prices set out below plus accrued cash interest to the redemption date. Any redemption of the notes must be in integral multiples of $1,000 principal amount.

  The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the periods described below.

     Period                                                     Redemption Price
     ------                                                     ----------------
     January 25, 2003 through January 24, 2004.................      102.8%
     Thereafter................................................      101.4%

  If fewer than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of those notes prior to the redemption, the converted portion will be deemed, solely for purposes of determining the aggregate principal amount of the notes to be redeemed by us, to be of the portion selected for redemption.

Change In Control Permits Purchase of Notes at the Option of the Holder

  In the event of any Change in Control (as defined below) of EarthWeb, each holder of notes will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part of the holder's notes provided that the principal amount must be $1,000 or an integral multiple of $1,000. Each holder of notes will have the right to require us to make that purchase on the date that is 45 business days after the occurrence of the Change in Control (the "Change in Control Purchase Date") at a price equal to 100% of the principal amount of that holder's notes plus accrued interest to the Change in Control Purchase Date (the "Change in Control Purchase Price").

  We may, at our option, instead of paying the Change in Control Purchase Price in cash, pay the Change in Control Purchase Price in our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third day prior to the Change in Control Date. We cannot pay the Change in Control Purchase Price in common stock unless we satisfy the conditions described in the Indenture.

  Within 15 business days after the Change in Control, we will mail to the Trustee, each holder, and beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

  . the date of the Change in Control and, briefly, the events causing the Change in Control;

  . the date by which the Change in Control Purchase Notice (as defined below) must be given;

  .  the Change in Control Purchase Date;

  .  the Change in Control Purchase Price;

  .  the name and address of the Paying Agent and the Conversion Agent;

  .  the Conversion Rate and any adjustments to the Conversion Rate;

  .  the procedures that holders must follow to exercise these rights;

  .  the procedures for withdrawing a Change in Control Purchase Notice;

  . that holders who want to convert notes must satisfy the requirements provided in the notes; and

  .  briefly, the conversion rights of holders of notes.

  We will cause a copy of the notice regarding the Change in Control to be published in The Wall Street Journal or another daily newspaper of national circulation.

  To exercise the purchase right, the holder must deliver written notice of the exercise of the purchase right (a "Change in Control Purchase Notice") to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the Change in Control Purchase Date. Any Change in Control Purchase Notice must state:

  .  the name of the holder;

  . the certificate numbers of the notes to be delivered by the holder of those notes for purchase by us;

  . the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

  . that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

  A holder may withdraw any Change in Control Purchase Notice by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal must state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

  Payment of the Change in Control Purchase Price for a note for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the Paying Agent or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, at any time, whether prior to, on or after the Change in Control Purchase Date, after the delivery of the Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for the note will be made promptly following the later of the business day following the Change in Control Purchase Date and the time of delivery of the note. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of that note on the business day following the Change in Control Purchase Date, then, immediately after the Change in Control Purchase Date, that note will cease to be outstanding and interest on that note will cease to accrue and will be deemed paid, whether or not that note is delivered to the Paying Agent, and all other rights of the holder will terminate, other than the right to receive the Change in Control Purchase Price upon delivery of that note.

  Under the Indenture, "Change in Control" of EarthWeb is deemed to have occurred upon the occurrence of any of the following events:

  . any "person "or "group " (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

  . we consolidate with, or merge with or into another Person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, or any Person consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than where:

    -- our voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in our jurisdiction of incorporation, or is converted into or exchanged for voting stock, other than Redeemable Capital Stock, of the surviving or transferee corporation and

    -- immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d)and 14(d)of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

  . during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board of Directors then in office; or

  . our stockholders pass a special resolution approving a plan of liquidation or dissolution.

  "Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the notes or is redeemable at the option of the holder of the notes at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity. Redeemable Capital Stock will not include any common stock the holder of which has a right to put to us upon some terminations of employment.

  The Indenture does not permit our Board of Directors to waive our obligation to purchase notes at the option of the holder in the event of a Change in Control of EarthWeb.

  We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required under the Exchange Act in connection with any offer by us to purchase notes at the option of the holders of notes upon a Change in Control. In some circumstances, the Change in Control purchase feature of the notes may make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result of negotiations between us and the initial purchasers.

  If a Change in Control were to occur, we cannot assure you that we would have funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness may have cross-default provisions that could be triggered by a default under the Change in Control provisions thereby possibly accelerating the maturity of that other indebtedness. In that case, the holders of the notes would be subordinated to the prior claims of the holders of other indebtedness having cross-default provisions. In addition, our ability to purchase the notes with cash may be limited by the terms of our then-existing borrowing agreements. No notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under "--Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to those notes).

Consolidation, Merger And Sale Of Assets

  We, without the consent of any holders of outstanding notes, are entitled to consolidate with or merge into or transfer or lease our assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof (each a "Person"), and any Person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

  . the Person, if other than us, formed by a consolidation or into which we are merged or the Person which acquires or leases our assets substantially as an entirety is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the notes and under the Indenture;
  . immediately after giving effect to the consolidation, merger, transfer or lease, no Event of Default (as defined above), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing; and
  . an officer's certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the Indenture, have been delivered by us to the Trustee.

Information Requirement

  We have agreed that, during any period in which we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, to make available to holders of the notes, or beneficial owners of interests therein, or any prospective purchaser thereof, the information required by Rule 144A(d)(4) to be made available in connection with the sale of such note or beneficial interest.

Events Of Default

  The Indenture provides that, if an Event of Default specified in the Indenture occurs and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of, and accrued interest to the date of that declaration, on all the notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal amount of, and accrued interest on all the notes to the date of the occurrence of that event, will automatically become and be immediately due and payable. Upon any acceleration of the payment of principal amount and accrued interest, the subordination provisions of the Indenture will preclude any payment being made to holders of notes until the earlier of:

  . 120 days or more after the date of that acceleration; and . the payment in full of all Senior Indebtedness,

but only if such payment is then otherwise permitted under the terms of the Indenture. See "--Subordination."

  Under some circumstances, the holders of a majority in aggregate principal amount of the notes may rescind any acceleration with respect to the notes and its consequences.

  Interest will continue to accrue and be payable on demand upon a default in:

  .  the payment of:
    -   principal and interest when due,
    -   redemption amounts, or
    -   Change in Control Purchase Price;
  . the delivery of shares of common stock to be delivered on conversion of notes; or
  . the payment of cash in lieu of fractional shares to be paid on conversion of notes,

in each case to the extent that the payment of interest that is due is legally enforceable.

  Under the Indenture, Events of Default include:

  . default in payment of the principal amount, interest when due (if that default in payment of interest continues for 30 days), any redemption amounts or the Change in Control Purchase Price with respect to any note, when that principal amount, interest, redemption amount or Change in Control Purchase Price becomes due and payable (whether or not that payment is prohibited by the provisions of the Indenture);

  . failure by us to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock, or cash instead of fractional shares, are required to be delivered following conversion of a note, and that default continues for 10 days;

  . failure by us to comply with any of our other agreements in the notes or the Indenture upon the receipt by us of notice of that default from the Trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure that default within 60 days after our receipt of that notice;

  . default under any bond, note or other evidence of indebtedness for money borrowed by us having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in that indebtedness being accelerated, without that indebtedness being discharged or that acceleration having been rescinded or annulled within 30 days after our receipt of the notice of default from the Trustee or receipt by us and the Trustee of the notice of default from the holders of not less than 25% in aggregate principal amount of the notes then outstanding, unless that default has been cured or waived; or

  .  some events of bankruptcy or insolvency.

  The Trustee will, within 90 days after the occurrence of any default, mail to all holders of the notes notice of all defaults of which the Trustee is aware, unless those defaults have been cured or waived before the giving of that notice. The Trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders. The term default for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the notes.

  The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that the direction must not be in conflict with any law or the Indenture and the direction is subject to some other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any note will have any right to pursue any remedy with respect to the Indenture or the notes, unless:

  . that holder has previously given the Trustee written notice of a continuing Event of Default;

  . the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the relevant remedy;

  . the holder giving that written notice has, or the holders making that written request have, offered to the Trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

  . the Trustee has failed to comply with the request within 60 days after receipt of that notice, request and offer of security or indemnity; and

  . the holders of a majority in aggregate principal amount of the outstanding notes have not given the Trustee a direction inconsistent with that request within 60 days after receipt of that request.

  The right of any holder:

  . to receive payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of the notes held by that holder on or after the respective due dates expressed in the notes;

  .  to convert those notes; or

  . to bring suit for the enforcement of any payment of principal, any redemption amounts, the Change in Control Purchase Price or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, or the right to convert;

will not be impaired or adversely affected without that holder's consent.

  The holders of a majority in aggregate principal amount of notes at the time outstanding may waive any existing default and its consequences except:

  .  any default in any payment on the notes;

  .  any default with respect to the conversion rights of the notes; or

  . any default in respect of the covenants or provisions in the Indenture that may not be modified without the consent of the holder of each note as described in "--Modification, Waiver and Meetings" below.

  When a default is waived, it is deemed cured and will cease to exist, but that waiver does not extend to any subsequent or other default or impair any consequent right.

  We will be required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of our obligations under the Indenture. In addition, we will be required to file with the Trustee written notice of the occurrence of any default or Event of Default within five business days of our becoming aware of the occurrence of any default or Event of Default.

Modification, Waiver And Meetings

  The Indenture or the notes may be modified or amended by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. The Indenture or the notes may not be modified or amended by us without the consent of each holder affected thereby, to, among other things:

  . reduce the principal amount, Change in Control Purchase Price or any redemption amounts with respect to any note, or extend the stated maturity of any note or alter the manner of payment or rate of interest on any note or make any note payable in money or securities other than that stated in the note;

  . make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to those amendments or waivers;

  . make any change that adversely affects the right of a holder to convert any note;

  . modify the provisions of the Indenture relating to the ranking of the notes in a manner adverse to the holders of the notes; or

  . impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes.

  Without the consent of any holder of notes, we and the Trustee may amend the Indenture to:

  . cure any ambiguity, defect or inconsistency, provided, however, that the amendment to cure any ambiguity, defect or inconsistency does not materially adversely affect the rights of any holder of notes;

  . provide for the assumption by a successor of our obligations under the Indenture;

  . provide for uncertificated notes in addition to certificated notes, as long as those uncertificated notes are in registered form for United States federal income tax purposes;

  . make any change that does not adversely affect the rights of any holder of notes;

  . make any change to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

  . add to our covenants or our obligations under the Indenture for the protection of holders of the notes; or

  .  surrender any right, power or option conferred by the Indenture on us.

Form, Denomination, Exchange, Registration, Transfer and Payment

  We expect to initially issue the notes in the form of one or more global notes. The global notes will be deposited with, or on behalf of The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee. The notes will be issued in denominations of $1,000 and $1,000 multiples.

  The principal, any premium and any interest on the notes will be payable, without coupons, and the exchange of and the transfer of the notes will be registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for that purpose.

  Holders may present the notes for exchange, and for registration of transfer, with the form of transfer endorsed on those notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any faxes and other governmental charges as described in the Indenture. We will appoint the Trustee of the notes as securities registrar under the Indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the notes. We may at any time designate additional transfer agents for the notes.

  All monies paid by us to a paying agent for the payment of principal, any premium or any interest, on any note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that note may look only to us for payment.

  In the event of any redemption, we will not be required to:

  . issue, register the transfer of or exchange notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of notes to be redeemed and ending at the close of business on the day of that mailing; or

  . register the transfer of or exchange any note called for redemption, except, in the case of any notes being redeemed in part, any portion not being redeemed.

Book-Entry System

  Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of interests in a global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in that global note). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

  So long as DTC, or its nominee, is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the notes and for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered to be the owners or holders of any notes under the Indenture or that global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes under the Indenture of that global note. We understand that under existing industry practice, in the event we request any action of holders of notes or if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

  Payments of principal of and any premium and any interest on the notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note, against surrender of the notes at the principal corporate trust office of the Trustee. Interest payments will be made at the principal corporate trust office of the Trustee or by a check mailed to the holder at its registered address.

  We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global note, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of the DTC. We expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of those participants. We, our agent, the Trustee and its agent will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global note owning through those participants.

  Unless and until it is exchanged in whole or in part for notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or a successor to DTC selected or approved by us or to a nominee of that successor to DTC.

  The notes represented by a global note will be exchangeable for notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

  . DTC notifies us and the Trustee that it is unwilling or unable to continue as DTC for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

  . there is, or continues to be, an Event of Default or there is an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes.

  Any note that is exchangeable pursuant to the preceding sentence is exchangeable for notes registered in the names which DTC will instruct the Trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

  Except as otherwise provided in the Indenture, notices to holders of notes will be given by mail to the addresses of holders of the notes as they appear in the Security Register.

Replacement Of Notes

  Any mutilated note will be replaced by us at the expense of the holder upon surrender of that note to the Trustee. Notes that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the Trustee of notes or evidence of the destruction, loss or theft of the notes satisfactory to us and the Trustee. In the case of a destroyed, lost or stolen note, an indemnity satisfactory to the Trustee and us may be required at the expense of the holder of that note before a replacement note will be issued.

Governing Law

  The Indenture, the notes and the registration rights agreement are governed by, and construed in accordance with, the laws of the State of New York.

Information Regarding The Trustee

  State Street Bank and Trust Company of California, N.A. is the Trustee, Securities Registrar, Paying Agent and Conversion Agent under the Indenture.

Registration Rights of Holders of the Notes

  We and the initial purchasers entered into the registration rights agreement with respect to the notes and the common stock issuable upon conversion of the notes.

  Under the registration rights agreement, we generally will be required to:

  . file, within 60 days after the closing date for this offering, a shelf registration statement covering the notes and the common stock issuable upon conversion of the notes;

  . use our best efforts to cause the shelf registration to become effective as promptly as practicable; and

  . use our best efforts to keep the shelf registration statement effective until the earlier of the sale of all the transfer restricted securities pursuant to the shelf registration statement or two years after the latest date of original issuance.

  When we use the term "transfer restricted securities" in this section, we mean the notes and the common stock issued upon conversion of the notes until the earlier of the following events:

  . the date the note or common stock issued upon conversion has been effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the shelf registration statement;

  . the date on which the note or common stock issued upon conversion is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is available for sale pursuant to Rule 144(k) under the Securities Act of 1933; or

  . the date the note or common stock issued upon conversion ceases to be outstanding.

  We will be required to pay predetermined liquidated damages if one of the following "registration defaults" occurs:

  . we do not file the shelf registration statement within 60 days after the closing date for this offering;

  . the Securities and Exchange Commission does not declare the shelf registration statement effective within 120 days after the closing date of this offering; or

  . after it has been declared effective, the shelf registration statement ceases to be effective or available for more than 90 days in any period of 365 consecutive days.

  If a registration default occurs, liquidated damages initially will accrue
(a) for the notes that are transfer restricted securities, at the rate of $.05 per week per $1,000 principal amount of the notes and (b) for any common stock issued on conversion of the notes that are transfer restricted securities, at an equivalent rate based on the conversion price. If the registration default has not been cured within 90 days, the liquidated damages rate will increase by $.05 per week per $1,000 principal amount of the notes that are transfer restricted securities (and an equivalent amount for any common stock issued upon conversion that are transfer restricted securities) for each subsequent 90-day non-compliance period, up to a maximum rate of $.25 per week per $1,000 principal amount of the notes that are transfer restricted securities. Liquidated damages generally will be payable at the same time as interest payments on the notes.

  We may suspend the use of the shelf registration statement in certain circumstances described in the registration rights agreement upon notice to the holders of the transfer restricted securities, subject to the rights of the holders of transfer restricted securities to receive liquidated damages in accordance with the registration rights agreement. We will provide copies of the prospectus and notify holders of notes and common stock issued upon conversion when the shelf registration statement is filed and when it becomes effective.

  We will give notice to all holders of the filing and effectiveness of the shelf registration statement. You will need to complete the notice and questionnaire attached as Annex A to this offering memorandum prior to any intended distribution of your transfer restricted securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." You are required to complete and deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as selling stockholders in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within five business days of receipt, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend as set forth above. We will pay liquidated damages to you if we fail to make this filing in the required time. If this filing requires a post-effective amendment to the shelf registration statement, we will pay liquidated damages if this amendment is not declared effective within 45 business days of the filing of the post-effective amendment. Under the registration rights agreement, you will be required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  This section summarizes the material United States federal income tax consequences of purchasing, owning, and disposing of the notes and the common stock into which you may convert the notes. This summary is not a complete analysis of all the potential tax consequences that you may need to consider before investing based on your particular circumstances.

  This summary is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury regulations promulgated or proposed under the Internal Revenue Code, judicial authority and administrative rulings as of the date hereof. Any of these may change, possibly on a retroactive basis.

  This summary deals only with beneficial owners of notes and common stock who hold the notes and common stock into which the notes are converted as "capital assets." It does not address tax consequences under any special tax rules. Special rules may apply, for example, to banks, tax-exempt organizations, pension funds, insurance companies, dealers in securities or foreign currencies, persons participating in a hedging transaction, a "straddle," constructive sale transaction or "conversion transaction," or persons that have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address the tax consequences to non-U.S. holders. This summary discusses the tax consequences to holders who purchase the notes at their "issue price" and subsequent purchasers of the notes. The "issue price" is the first price at which a substantial portion of the notes is sold to the public, and this summary assumes that the issue price is the original offering price to investors. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements and conclusions in this summary. We cannot guarantee that the IRS will agree with these statements and conclusions.

  Before you invest in the notes, you should consult your own tax adviser to determine how the United States federal income tax laws apply to your particular situation and for information about any tax consequences arising under other tax laws, such as United States federal estate tax laws and the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

  This summary applies to you if you are a U.S. holder. For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

  .  a citizen or resident of the United States;

  . a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or

  . an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

  If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes or common stock should consult their tax advisers.

  Although the treatment of the notes and, in particular, the additional payment that we may be required to make upon a provisional redemption of the notes is not entirely clear, we intend to take the position that the notes will be treated as described below.

Payment of Interest

  You generally must include interest on notes in your income as ordinary income at the time you receive or accrue the interest based on your method of accounting for United States federal income tax purposes. We must pay liquidated damages to you in specified circumstances. According to Treasury regulations, the possibility of liquidated damages being paid to you will not affect the amount of interest income you recognize, in advance of the payment of any liquidated damages, if there is only a remote chance as of the date the notes were issued that you will receive liquidated damages. We believe that the likelihood that we will pay liquidated damages is remote. Therefore, we do not intend to treat the potential payment of liquidated damages as part of the yield to maturity of any notes. If we pay you liquidated damages, however, you would treat the payments as interest income when you receive them. Similarly, we intend to take the position that the likelihood of a redemption or repurchase of the notes is remote, and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any notes.

Sale, Exchange or Redemption of Notes

  You generally will recognize gain or loss on the sale, exchange (other than a conversion) or redemption of notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption (except any portion that represents accrued interest income, which is taxable as ordinary income) and (2) your adjusted tax basis in the notes. Your adjusted tax basis generally will equal the cost of the notes to you. Your gain or loss generally will be capital gain or loss, except as set forth below under "Market Discount and Bond Premium." Capital gain or loss will be long-term if you have held the notes for more than one year and will be short-term if you have held the notes for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are taxed at a maximum stated rate of 20%, and short-term capital gains at a maximum stated rate of 39.6%. If you recognize capital loss, your deduction for the loss may be limited. Corporate taxpayers pay a maximum regular stated tax rate of 35% on all net capital gains and ordinary income.

Market Discount and Bond Premium

  If you purchase a note after the original issue for an amount less than its principal amount, then the difference will be treated as market discount. Under the market discount rules, you will be required, subject to a de minimis exception, to treat any principal payment on a note or any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a note with accrued market discount is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount generally will be taxable as ordinary income upon the disposition of the common stock. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  If you purchase a note for an amount in excess of its stated principal amount, plus accrued interest, you generally will be considered to have purchased the note with "amortizable bond premium." You generally may elect to amortize such premium from the purchase date to the note's maturity date under a constant yield method. Amortizable bond premium generally is treated as an offset to interest income on the note and not as a separate deduction. Amortizable bond premium, however, will not include any premium attributable to the note's conversion feature. Also, because the notes may be redeemed by us at a price in excess of their principal amount, you may be required to amortize any premium based on an earlier call date and the call price payable at that time. An election to amortize amortizable bond premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and my not be revoked without the consent of the IRS.

  You should consult your own tax advisors concerning the existence of, and tax consequences of, market discount and amortizable bond premium.

Conversion of Notes

  You generally will not recognize any income, gain or loss on conversion of notes into common stock, except for (i) common stock you receive with respect to interest that has accrued but not included in income, (ii) any cash you receive instead of a fractional share of common stock, as described below, and
(iii) to the extent described below, cash received as an additional payment if you convert your notes after receiving notice of a provisional redemption. Upon your conversion of a note into common stock, interest that has accrued but not been included in income will be taxable to you as ordinary interest income. Although the treatment of the additional payment that we will be required to make to you if you convert your notes after receiving notice of a provisional redemption is unclear, it is likely that you will be required to recognize gain, if any, that you realize to the extent not in excess of such cash payment. Any gain so recognized will generally be capital gain. Your tax basis in the common stock will be the same as your adjusted tax basis in the notes at the time of conversion, increased by the amount of gain, if any, recognized as a result of accrued interest or the receipt of the cash payment described above, and reduced by any basis attributable to fractional shares. For capital gains purposes, your holding period for the common stock will generally include your holding period for the notes you converted except that the holding period of the common stock allocable to interest that has accrued but not been included in income may commence with the conversion.

  You should treat cash you receive instead of a fractional share of common stock as a payment in exchange for the fractional share of common stock. This will result in capital gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share after taking into account any increase in basis attributable to gain recognized as a result of the receipt of a cash payment from us in connection with a provisional redemption of notes).

Dividends on Common Stock

  If we make a distribution on common stock, the distribution generally will be treated as a dividend and taxed as ordinary income to the extent of our current or accumulated earnings and profits. A distribution in excess of earnings and profits is treated as a tax-free return of capital to the extent of your tax basis in the common stock, on a share-by-share basis, and then as gain from the sale or exchange of such stock.

  A dividend to a corporate holder may qualify for a deduction of 70% of the dividend received, subject to limitations in certain cases, if the holder owns less than 20% of the voting power and value of our stock (disregarding certain nonvoting, nonconvertible, nonparticipating preferred stock). A corporate holder that owns 20% or more of the voting power and value of our stock (similarly disregarding such preferred stock) generally will qualify for an 80% dividends received deduction.

Adjustments to Conversion Price

  The conversion price of the notes may change under certain circumstances. In such a case, you may be treated as having received a constructive distribution whether or not your notes are ever converted. Such a distribution will generally be deemed to occur if, and to the extent that, the adjustment in the conversion price increases your proportionate interest in our assets or earnings and profits. The constructive distribution may be taxed as ordinary income, subject to a possible dividends received deduction if you are a corporate holder, to the extent of our current and/or accumulated earnings and profits. For example, an adjustment to reflect a taxable dividend to holders of common stock will result in a constructive distribution. Common stockholders will generally be treated as having received a constructive distribution if there is not a full adjustment to the conversion price of the notes to reflect a stock dividend or other event that would (absent such adjustment) increase the proportionate interest of the common stockholders in our assets or earnings and profits. In such an event, the constructive distribution will be taxable as ordinary income, subject to a possible dividends received deduction if you are a corporate holder, to the extent of our current and/or accumulated earnings and profits.

Sale of Common Stock

  On the sale or exchange of common stock, you generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property you receive on the sale or exchange and (2) your adjusted tax basis in the common stock. This capital gain or loss will be long-term if you have held the stock for more than one year and will be short-term if you have held the stock for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are taxed at a maximum stated rate of 20%, and short-term capital gains at a maximum stated rate of 39.6%. A holder's basis and holding period in common stock received upon conversion of notes are determined as discussed above under "Conversion of Notes." If you recognize capital loss, your deduction for the loss may be limited. Corporate taxpayers pay a maximum regular stated tax rate of 35% on all net capital gains and ordinary income.

Information Reporting and Backup Withholding Tax

  In general, a broker or we must report to the IRS payments of principal, premium and interest on notes, payments of dividends on common stock, payments of the proceeds of the sale or exchange of notes, and payments of the proceeds of the sale or exchange of common stock. The payer or broker must backup withhold at the rate of 31% if

  . you fail to furnish a taxpayer identification number to the payer or broker or establish an exemption from backup withholding;

  . the IRS notifies the payer or broker that the number you furnished is incorrect;

  .  you have underreported interest or dividends; or

  . you have failed to certify under penalties of perjury that you are not subject to backup withholding under the Internal Revenue Code.

  Some holders, including all corporations, are exempt from backup withholding. You may credit any amounts withheld under the backup withholding rules against your United States federal income tax liability, or receive a refund, if you furnish the required information to the IRS.

  Treasury regulations that apply to payments made after December 31, 2000 will modify current information reporting and backup withholding procedures and requirements. These regulations provide certain presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. For payments made after December 31, 2000, holders must provide certification, if applicable, that conforms to the requirements of the regulations, subject to certain transitional rules permitting certification in accordance with current Treasury regulations until December 31, 2000. Because the application of these regulations may depend on your particular circumstances, we urge you to consult your tax adviser regarding the application of these regulations.

                              PLAN OF DISTRIBUTION

  On January 25, 2000, we issued $75,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2005 to the initial purchasers. We agreed to register the notes and the underlying conversion shares under the Securities Act for resale from time to time to the public. Under the registration rights agreement between EarthWeb and the initial purchasers, we must use our best efforts to cause the registration statement, or a replacement, to be continuously effective under the Securities Act until the earlier of (1) two years from the original effective date of the registration statement of which this prospectus forms a part or (2) such time as the selling securityholders have sold all transfer restricted securities.

  The sale of all or a portion of these securities by the selling securityholders may be effected from time to time at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The selling securityholders may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, or any combination of these methods of sale. In addition, securities may be transferred in connection with the settlement of call options, short sales or similar transactions that may be effected by the selling securityholders. Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders. The selling stockholders and any brokers or dealers that participate in the distribution may under certain circumstances be "underwriters" within the meaning of the Securities Act, and any commissions received by such brokers or dealers and any profits realized on the resale of shares by them may be underwriting discounts and commissions under the Securities Act. EarthWeb and the selling securityholders may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

  To the extent required under the Securities Act or the rules of the Securities and Exchange Commission, a supplemental prospectus will be filed disclosing as appropriate:

  .  the name of any such brokers or dealers,

  .  the number of securities involved,

  .  the price at which such securities are to be sold,

  . the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable,

  . that such brokers or dealers did not conduct any investigation to verify the information set out in this prospectus and

  .  other facts material to the transaction.

  We can give no assurance that any of the selling securityholders will sell any or all of the notes or conversion shares.

  The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of such notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

  Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

                                 LEGAL MATTERS

  The validity of the notes and the shares of common stock issuable upon conversion of the notes offered hereby has been passed upon for EarthWeb by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

  The balance sheets of EarthWeb Inc. as of December 31, 1998 and 1997 and the statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, the balance sheets of D&L Online, Inc. as of December 31, 1998 and 1997 and the statements of earnings, stockholders' equity and cash flows for the two years ended, and the balance sheet of MicroHouse as of December 31, 1998 and the statement of operations and comprehensive loss, stockholders' deficit and cash flows for the year ended incorporated by reference in this prospectus and in the registration statement have been included in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to EarthWeb and the securities offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where this contract is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of this exhibit. Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the public reference room.

  EarthWeb is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which it files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

  The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important business, financial and other information in our Securities and Exchange Commission filings by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

  We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering:


  . Annual Report on Form 10-K, filed March 19, 1999, as amended by Annual
    Report on Form 10-K/A, filed April 16, 1999, for the fiscal year ended December 31, 1998;

  . Quarterly Report on Form 10-Q, filed May 17, 1999, for the fiscal quarter ended March 31, 1999;

  . Quarterly Report on Form 10-Q, filed August 13, 1999, for the fiscal quarter ended June 30, 1999;

  . Quarterly Report on Form 10-Q, filed November 12, 1999, for the fiscal quarter ended September 30, 1999;

  . Current Report on Form 8-K, filed February 16, 1999, as amended by
    Current Report on Form 8-K/A, filed April 15, 1999;

  . Current Report on Form 8-K, filed March 26, 1999, as amended by Current Report on Form 8-K/A, filed May 26, 1999;

  . Current Report on Form 8-K, filed January 13, 2000;

  . Current Report on Form 8-K, filed January 14, 2000;

  . Current Report on Form 8-K, filed January 25, 2000;

  . The description of our common stock contained in our Registration
    Statement on Form S-1 filed August 6, 1999, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                          EarthWeb Inc.
                                          3 Park Avenue
                                          New York, NY 10016
                                          Attention: Investor Relations
                                          (212) 725-6550

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following table sets forth the expenses to be paid by the registrant, in connection with the issuance and distribution of the securities hereunder.

                    Item                       Amount
--------------------------------------------- --------
 SEC registration fee........................ $ 19,800
 Nasdaq National Market Listing Fees.........      --
*Accounting fees and expenses................   10,000
*Legal fees and expenses.....................   40,000
*Printing costs..............................   30,200
                                              --------
*Total....................................... $100,000
                                              ========

--------
*Estimated.

Item 15. Indemnification of Directors and Officers.

  Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

  EarthWeb has implemented such indemnification provisions in its Amended and Restated Certificate of Incorporation which provides that officers and directors shall be entitled to be indemnified by EarthWeb to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of the Company.

  The above discussion of EarthWeb's Amended and Restated Certificate of Incorporation and Sections
102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation and statutes.

  For information regard EarthWeb's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

Item 16. Exhibits.

 Exhibit
   No.                                Description
 ------- --------------------------------------------------------------------
 4.1     Indenture, dated as of January 25, 2000, between the Registrant and
         State Street Bank and Trust Company of California, N.A. as Trustee.
 4.2     Registration Rights Agreement, dated as of January 19, 2000, between the Registrant and the initial purchasers.
 5       Opinion of Morrison & Foerster LLP
 12      Statement re: Computation of Ratios
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2    Consent of Morrison & Foerster LLP (set forth in Exhibit 5)
 24      Powers of Attorney (set forth in the signature page hereto)
 25.1    Statement of Eligibility of Trustee

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes the following:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, EarthWeb has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, EarthWeb will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 31, 2000.

                                          EarthWeb Inc.


                                                   /s/ Jack D. Hidary
                                          By: _________________________________
                                                     Jack D. Hidary
                                              President and Chief Executive
                                                           Officer


                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Jack D. Hidary and Irene Math, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statements that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or the substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 31, 2000.

            Name and Signature                             Title
            ------------------                             -----

           /s/ Jack D. Hidary               President, Chief Executive
___________________________________________  Officer and Director
              Jack D. Hidary


            /s/ Murray Hidary               Executive Vice President,
___________________________________________  Secretary, Treasurer and
               Murray Hidary                 Director


             /s/ Peter Derow                Director
___________________________________________
                Peter Derow


            /s/ Henry Kressel               Director
___________________________________________
               Henry Kressel


             /s/ Cary Davis                 Director
___________________________________________
                Cary Davis


             /s/ Irene Math                 Senior Vice President, Finance
___________________________________________  (Principal Financial and
                Irene Math                   Accounting Officer)